REPORT OF VOTE BY PROXY COMMITTEE                                Page 2

                   REPORT OF VOTE BY PROXY COMMITTEE

                       CCB FINANCIAL CORPORATION

                  1998 ANNUAL MEETING OF SHAREHOLDERS

I. We, the undersigned, have been duly appointed, jointly and severally, to vote at the Annual Meeting of the Shareholders of CCB Financial Corporation the shares of common stock of CCB Financial Corporation standing in the name of the shareholders of record at the close of business on February 27, 1998 who have filed valid appointments of proxy with the Secretary.

II. We, the undersigned, have been duly authorized, jointly and severally, to vote the shares of common stock of CCB Financial Corporation evidenced by valid appointments of proxy filed with the Secretary representing 17,434,927 shares of the total of 20,789,901 shares entitled to vote at such meeting, and we do hereby vote the total shares so presented as follows:

                               FOR            AGAINST       ABSTAIN
Proposal No. 1:            13,566,449         970,452       181,500


Proposal No. 2 - Election of Directors:

            NOMINEE                           FOR          WITHHELD

       One-Year Term:
       Blake P. Garrett, Jr.               17,311,822        44,372
       Two-Year Term
       William L. Abercrombie, Jr.         17,310,499        45,695
       Three-Year Term:
       John M. Barnhardt                   17,313,753        42,441
       James B. Brame, Jr.                 17,313,041        43,153
       David B. Jordan                     17,311,890        44,304
       C. Dan Joyner                       17,310,417        45,777
       Eric B. Munson                      17,310,299        45,895
       Dr. David E. Shi                    17,312,761        43,433
       Jimmy K. Stegall                    17,309,765        46,430


                               FOR            AGAINST       ABSTAIN
Proposal No. 3:
                           17,257,748          30,203        68,242


WITNESS our signatures this 21st day of April, 1998.


______________________________
Leo P. Pylypec


______________________________
W. Harold Parker, Jr.


______________________________
Manuel L. Rojas